                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             DELTA AIR LINES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             DELTA AIR LINES, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                             Delta Air Lines Letterhead

To Our Stockholders:

     On behalf of the Board of Directors, it is my pleasure to invite you to attend the 1995 Annual Meeting of Stockholders of Delta Air Lines, Inc.

     As shown in the formal notice which is attached, the meeting will be held in the Thomas B. Murphy Ballroom of the Georgia World Congress Center, 285 International Boulevard, N.W., Atlanta, Georgia, on Thursday, October 26, 1995, at 9:00 a.m., local time. At the meeting, in addition to acting on the matters described in the proxy statement, we will report on the Company's activities during fiscal year 1995. There will also be an opportunity to discuss matters of interest to you as a stockholder.

     Attendance at the Annual Meeting will be limited to stockholders, those holding proxies from stockholders and representatives of the news media. If you plan to attend the meeting, you should retain the enclosed admission ticket and bring it with you to ensure admission to the meeting. If your shares are registered in your name and you plan to attend the meeting, please mark the appropriate box on the enclosed proxy card. If your shares are registered in the name of a broker, trust, bank or other nominee and you plan to attend the meeting, please detach, complete and return the business reply card attached to your admission ticket. If your shares are held in nominee form and you do not have an admission ticket, please bring proof of your share ownership to the meeting.

     If you will need special assistance at the meeting because of a disability, please contact Ms. Jeannie Buyers, Coordinator-Investor Relations, Department 829, Delta Air Lines, Inc., P.O. Box 20706, Atlanta, Georgia 30320-6001.

     It is important that your shares be represented at the meeting to assure the presence of a quorum. Please sign, date and promptly mail the enclosed proxy card in the envelope provided, even if you plan to attend the meeting in person. Returning your executed proxy card will not affect your right to attend the meeting and vote your shares in person.

                                          Cordially,

                                          /s/ Ronald W. Allen
                                          -------------------
                                          Ronald W. Allen
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Atlanta, Georgia
September 15, 1995

                                             Delta Air Lines Letterhead

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Delta Air Lines, Inc.:

     The Annual Meeting of Stockholders of Delta Air Lines, Inc. will be held in the Thomas B. Murphy Ballroom of the Georgia World Congress Center, 285 International Boulevard, N.W., Atlanta, Georgia, on Thursday, October 26, 1995, at 9:00 a.m., local time, to consider and vote on:

          1. The election of directors for the ensuing year.

          2. The ratification of the appointment of Arthur Andersen LLP as independent auditors for fiscal year 1996.

          3. The approval of the Non-employee Directors' Stock Plan described in the attached proxy statement.

          4. The stockholder proposals described in the attached proxy statement relating to political activities and employment matters, if those proposals are presented at the meeting.

          5. Such other matters as may properly come before the meeting or any adjournments thereof.

     The close of business on August 31, 1995, has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at the Company's general offices at Hartsfield Atlanta International Airport in Atlanta, Georgia. Your attention is directed to the proxy statement accompanying this notice.

                                          By Order of the Board of Directors,

                                          /s/ Robert S. Harkey
                                          ---------------------
                                          Robert S. Harkey
                                          Senior Vice President -- General
                                          Counsel & Secretary


Atlanta, Georgia
September 15, 1995

                             DELTA AIR LINES, INC.

            GENERAL OFFICES/HARTSFIELD ATLANTA INTERNATIONAL AIRPORT
                             ATLANTA, GEORGIA 30320

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 26, 1995

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Delta Air Lines, Inc. ("Delta" or the "Company") to be voted at the Annual Meeting of Stockholders to be held at the Georgia World Congress Center in Atlanta, Georgia, on Thursday, October 26, 1995, at 9:00 a.m., local time, or any adjournments thereof ("Annual Meeting"). The approximate date of mailing of this proxy statement and the accompanying proxy card is September 15, 1995.

     The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies in person or by telephone or other means. The Company may also make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals at the Company's expense. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies at a fee of approximately $5,500 plus certain expenses.

                               VOTING PROCEDURES

VOTING STOCK

     The Board of Directors has set August 31, 1995, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were outstanding 51,144,098 shares of common stock, par value $3 per share ("Common Stock"), and 6,778,823 shares of Series B ESOP Convertible Preferred Stock, par value $1 per share ("ESOP Preferred Stock"). These securities constitute the only classes of securities entitled to vote at the Annual Meeting.

     Each outstanding share of Common Stock and ESOP Preferred Stock entitles the holder thereof to one vote, subject in the case of the ESOP Preferred Stock to adjustment in certain circumstances. Holders of the Common Stock and ESOP Preferred Stock will vote together as a single class on all matters presented at the Annual Meeting.

     The ESOP Preferred Stock is held of record by Fidelity Management Trust Company, as trustee of the Delta Family-Care Savings Plan ("Savings Plan"), and may not be sold or distributed outside the Savings Plan except for resale to the Company. Each share of ESOP Preferred Stock is convertible into 0.8578 shares of Common Stock, subject to adjustment in certain circumstances.

VOTING BY PROXY

     If a stockholder is a corporation or partnership, the accompanying proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer's full title should be given and a certificate or other evidence of appointment should be furnished. If shares are owned jointly, each joint owner should sign the proxy card.

     Shares of stock represented by a proxy card that is returned properly signed will be voted in accordance with the instructions indicated on that proxy card. If a proxy card is signed and returned without instructions, the shares will be voted (1) "FOR" the election of the director-nominees listed herein; (2) "FOR" the ratification of the appointment of Arthur Andersen LLP as independent auditors for fiscal year 1996; (3) "FOR" approval of the Non-employee Directors' Stock Plan described herein; and (4) "AGAINST" the stockholder proposals described herein.

     A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Corporate Secretary, by delivery of a later-dated proxy, or by attending the Annual Meeting and voting in person.

     If a stockholder wishes to give a proxy to someone other than the persons designated by the Board of Directors, the three names appearing on the enclosed proxy card may be crossed out and the name of another person inserted. The signed proxy card should be presented at the meeting by the person representing the stockholder. The person named as proxy should have proof of identification.

QUORUM AND VOTING REQUIREMENTS

     A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of Common Stock and ESOP Preferred Stock that are outstanding and entitled to vote.

     A majority of the votes entitled to be cast by the holders of all shares of Common Stock and ESOP Preferred Stock, voting together as a single class, that are present, or represented, at the meeting and entitled to vote will be necessary (1) to elect the director-nominees listed herein; (2) to ratify the appointment of Arthur Andersen LLP as independent auditors; (3) to approve the Non-employee Directors' Stock Plan described herein; and (4) to approve the stockholder proposals described herein. Votes "withheld" from director-nominees, as well as abstentions on these proposals, will have the same effect as negative votes. Broker non-votes on these matters will not be included in calculating the number of votes necessary for approval.

                              GENERAL INFORMATION

BOARD OF DIRECTORS

     The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents given to them on a regular basis, as well as by operating, financial and other reports made at meetings of the Board of Directors and its Committees. Regular meetings of the Board of Directors are held four times per year and special meetings are scheduled when required. The Board held four regular meetings and three special meetings in fiscal 1995.

COMMITTEES ESTABLISHED BY THE BOARD

     The Committees established by the Board of Directors to assist it in the discharge of its responsibilities are described below. The biographical information concerning the directors, set forth elsewhere in this proxy statement, identifies the Committee memberships held by each director.

     The Administrative Committee acts as the fiduciary for the administration and operation of most of the Company's benefit plans. The Committee, which consists of eight officers of the Company (none of whom is a member of the Board of Directors), met four times in fiscal 1995. Each Committee member has an alternate who may attend meetings and vote in his absence.

     The Audit Committee reviews the scope and results of the internal and external annual audits, the major non-audit services provided to the Company by the independent auditors, and the adequacy of the Company's system of internal controls. It also recommends to the Board the engagement of independent auditors for the Company. The Committee, which consists of five non-employee directors, met twice in fiscal 1995.

     The Benefit Funds Investment Committee acts as the fiduciary for managing the investment policies and assets of most of the Company's benefit plans. The Committee, which consists of five non-employee directors, met six times in fiscal 1995.

     The Executive Committee exercises certain powers of the Board of Directors between Board meetings. The Committee, which consists of the Chairman of the Board and four non-employee directors, did not meet in fiscal 1995.

     The Finance Committee reviews the Company's financial planning and financial structure, funds requirements, and borrowing and dividend policies. The Committee, which consists of five non-employee directors, met four times in fiscal 1995.

     The Personnel, Compensation & Nominating Committee makes recommendations to the Board concerning the election of the Company's officers, the compensation for the Chief Executive Officer and the overall policy of the Company's benefit plans for non-contract personnel. It also sets the salaries for all officers above the level of Vice President except for the Chief Executive Officer, and administers the Incentive Compensation and 1989 Stock Incentive Plans. The Committee, which consists of four non-employee directors, met five times in fiscal 1995.

     The Personnel, Compensation & Nominating Committee also recommends to the Board candidates for election as directors, and will consider nominees recommended by stockholders. Such recommendations should be submitted in writing to the Corporate Secretary of the Company with a description of the proposed nominee's qualifications and other relevant biographical information, and the nominee's consent to serve as a director.

COMPENSATION OF DIRECTORS

     Compensation for non-employee members of the Board of Directors (i.e., directors who are not employed by the Company on a full-time basis) has been set at an annual retainer of $25,000 and a meeting fee of $1,000 plus expenses for each Board and Committee meeting attended. In addition, an annual fee of $7,500 has been established for the Chairpersons of the Audit, Benefit Funds Investment, Finance and Personnel, Compensation & Nominating Committees. In order to emphasize the need for cost reductions, the Board of Directors, effective January 1, 1993, reduced by 20% the foregoing annual retainer, meeting fees and Committee Chairperson fees. The reduced fees remain in effect.

     Full-time employees of the Company who serve as directors receive only reimbursement of expenses incurred in attending meetings. Directors and their spouses are eligible for complimentary transportation privileges on Delta. Directors may elect to defer all or any part of their compensation earned as a director until the earlier of a date specified by the director or the date he or she ceases to be a director. The Company will pay interest on amounts deferred based on the prime rate in effect at three specified banks.

     Directors who retire from the Board may be elected advisory directors for a term which varies depending upon the director's term of service and age at retirement. Advisory directors receive an annual retainer equal to the annual retainer paid to non-employee directors at the time of their retirement, without regard to the annual retainer reduction discussed above.

CHARITABLE AWARD PROGRAM

     The Company's charitable contribution program permits each director to recommend up to five tax-exempt organizations to receive donations totaling $1 million after the director's death. Recommended donations will be made by The Delta Air Lines Foundation, a tax-exempt charitable foundation funded by the Company. On July 28, 1994, the Board discontinued this program for all future directors who were not members of the Board on that date.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     A Board of twelve directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. In the event any nominee for director declines or is unable to serve, a substitute nominee or nominees may be chosen by the persons authorized by the Board of Directors to vote the proxies. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES:

          Ronald W. Allen, Edwin L. Artzt, Henry A. Biedenharn, III, James L. Broadhead, Edward H. Budd, George D. Busbee, R. Eugene Cartledge, Mary Johnston Evans, Gerald Grinstein, Jesse Hill, Jr., Peter D. Sutherland and Andrew J. Young.

     All of the nominees were elected by the stockholders at the last Annual Meeting, except Mr. Sutherland, who previously served as a director and was re-elected by the Board effective September 1, 1995. Mr. Sutherland resigned from the Board to serve as Director-General of the General Agreement on Tariffs and Trade, and he later became Director-General of the World Trade Organization. He was re-elected to the Board following the conclusion of his service with those organizations.

     During fiscal 1995, each nominee attended all meetings of the Board of Directors and the Committees on which he or she served.

     One of the current directors, Mr. Allen, is a full-time employee of the Company. The predominantly non-employee Board brings to the Company a wide and valuable range of judgment and experience from such diverse fields as air and ground transportation, consumer goods, government and international affairs, insurance, international trade, law, utilities, and paper and paperboard production.

     Certain information about the nominees follows:

          RONALD W. ALLEN has been Chairman of the Board and Chief Executive Officer of Delta since August 1, 1987. On March 1, 1993, Mr. Allen was elected to the additional office of President, a position he also held from August 9, 1990 to April 30, 1991. He was President and Chief Operating Officer of the Company from 1983 to July 31, 1987. Mr. Allen has been a director of Delta since 1975, and is Chairman of the Executive Committee. He is also a director of The Coca-Cola Company and NationsBank Corporation, and a member of The Business Council, The Business Roundtable, the Board of Directors of the U.S. Chamber of Commerce and the Board of Trustees of Presbyterian College. Age 53.

          EDWIN L. ARTZT was Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company from January 1990 until his retirement in July, 1995, when he became Chairman of the Executive Committee of the Board of Directors of The Procter & Gamble Company. From June 1984 to January 1990, Mr. Artzt served as Vice Chairman of The Procter & Gamble Company and as President of Procter & Gamble International. He has been a director of Delta since 1991, and is a member of the Benefit Funds Investment Committee and the Finance Committee. Mr. Artzt is also a director of American Express Company, GTE Corporation and Teradyne, Inc., and a member of The Business Council. Age 65.

          HENRY A. BIEDENHARN, III has been Chairman of the Board, President and Chief Executive Officer of Ouachita Coca-Cola Bottling Company, Inc. since 1991. He was President and Chief Executive Officer and a director of that company from 1981 to 1991. He has been a director of Delta since 1986, and is a member of the Audit Committee and the Benefit Funds Investment Committee. Mr. Biedenharn is also President and Chief Executive Officer and a director of four other Coca-Cola Bottling Companies located in Arkansas, Louisiana and Mississippi, a director of Hudson, Inc., and a member of the Board of Governors of the Coca-Cola Bottlers Association and the Boards of Directors of the Dr. Pepper Bottlers Association and the National Soft Drink Association. Age 53.

          JAMES L. BROADHEAD has been Chairman of the Board and Chief Executive Officer of FPL Group, Inc., and its principal subsidiary, Florida Power & Light Company, since May 1990. From January 1989 to May 1990, he was President and Chief Executive Officer of FPL Group, Inc. From 1986 to October 1988, Mr. Broadhead served as President, Telephone Operating Group of GTE Corporation. He has been a director of Delta since 1991, and is a member of the Audit Committee and the Personnel, Compensation & Nominating Committee. Mr. Broadhead is also a director of Barnett Banks, Inc. and The Pittston Company, a member of The Business Council and The Business Roundtable, and a Trustee Fellow of Cornell University. Age 59.

          EDWARD H. BUDD has been Chairman of the Executive Committee of the Board of Directors of The Travelers Inc. since December 31, 1993. He was Chairman of the Board and Chief Executive Officer of The Travelers Corporation from 1982 until his retirement in 1993, and was an executive officer of that company from 1974 through 1993. He has been a director of Delta since 1985, is Chairman of the Benefit Funds Investment Committee, and is a member of the Executive Committee and the Finance Committee. Mr. Budd is also a director of GTE Corporation, a member of the American Academy of Actuaries and The Business Council, and a Trustee of Tufts University. Age 62.

          GEORGE D. BUSBEE has been of counsel to the law firm of King & Spalding since 1993, was a partner in that firm from 1983 to 1993, and was Governor of the State of Georgia from 1975 until 1983. Prior to his election as Governor, he served for 18 years as a member of the Georgia House of Representatives, while also engaging in the practice of law. Mr. Busbee has been a director of Delta since

     1983, and is a member of the Audit Committee and the Finance Committee. He is also a director of SHL Systemhouse Inc., Union Camp Corporation and Weeks Corporation. Age 68.

          R. EUGENE CARTLEDGE was Chairman of the Board and Chief Executive Officer of Union Camp Corporation from December 1989 until his retirement in June 1994. He was Chairman of the Board, President and Chief Executive Officer of Union Camp Corporation from January 1986 through November 1989, and President and Chief Operating Officer from December 1983 to December 1985. Mr. Cartledge has been a director of Delta since 1990, is Chairman of the Finance Committee, and is a member of the Executive Committee and the Personnel, Compensation & Nominating Committee. He is also a director of Union Camp Corporation, Blount, Inc., Savannah Foods & Industries, Inc. and Sun Company, Inc. Age 66.

          MARY JOHNSTON EVANS is a director of Baxter International Inc., Dun & Bradstreet Corp., Household International, Inc., New Europe Fund and Sun Company, Inc. She has been a director of Delta since 1982, and is a member of the Audit Committee and the Personnel, Compensation & Nominating Committee. Mrs. Evans is also a senior member of the Conference Board, a member of the Advisory Board of Morgan Stanley, Inc. and a trustee of various trusts of the American Association of Retired Persons. She was a director of AMTRAK from 1974 to 1980, serving as Vice Chairman from 1974 until 1979. Age 65.

        GERALD GRINSTEIN has been Chairman and Chief Executive Officer of both Burlington Northern Inc. and Burlington Northern Railroad Company since July 1991. He was Chairman, President and Chief Executive Officer of Burlington Northern Inc. from October 1990 to July 1991, and President and Chief Executive Officer of that company from January 1989 to October 1990. From May 1989 to July 1991, Mr. Grinstein also served as Chairman, President and Chief Executive Officer, and from February 1989 to May 1989, President and Chief Executive Officer, of Burlington Northern Railroad Company. Mr. Grinstein was Vice Chairman of Burlington Resources Inc. from May 1988 to December 1988; Vice Chairman of Burlington Northern Inc. from April 1987 to December 1988; and Chief Executive Officer of Western Air Lines, Inc. from 1985 through March 1987. He has been a director of Delta since 1987, is Chairman of the Personnel, Compensation & Nominating Committee, and is a member of the Executive Committee and the Finance Committee. He is also a director of Browning-Ferris Industries, Inc., Seafirst Corporation and Sundstrand Corporation. Age 63.

          JESSE HILL, JR. was Chairman of the Board of Atlanta Life Insurance Company from 1993 until his retirement in July, 1995. He was Chairman and Chief Executive Officer of that company from 1992 to 1993, Chairman, President and Chief Executive Officer from 1991 to 1992, and President and Chief Executive Officer from 1973 to 1991. He has been a director of Delta since 1975, is Chairman of the Audit Committee and is a member of the Benefit Funds Investment Committee and the Executive Committee. He is also a director of Knight-Ridder Newspapers, Inc., National Service Industries, Inc., Trust Company Bank and Trust Company of Georgia. Age 69.

          PETER D. SUTHERLAND served as Director-General of the General Agreement on Tariffs and Trade from July 1, 1993 to May 1, 1995, and as Director-General of the World Trade Organization from January 1, 1995 to May 1, 1995. Mr. Sutherland has been Chairman and Managing Director of Goldman Sachs International since September 1, 1995, and he will become a general partner of The Goldman Sachs Group, L.P. on November 25, 1995. He was Chairman of the Board of Allied Irish Banks plc from 1989 to 1993. He served as a Commissioner of the European Communities from 1984 to 1989. He was a director of Delta from April 23, 1992 until July 1, 1993, and was re-elected by the Board effective

     September 1, 1995, following the conclusion of his service to the General Agreement on Tariffs and Trade and the World Trade Organization. Mr. Sutherland is also a member of the Board of Directors and Deputy Chairman of The British Petroleum Company plc, and a director of Investor AB, a Swedish holding company. Mr. Sutherland is also a member of the Action Committee for Europe and the European Community -- America Trust. Age 49.

          ANDREW J. YOUNG has been Vice Chairman of Law Companies Group, Inc. since 1993, and a director of that company since August 1995. He was Chairman of Law Companies International Group, Inc. (a former subsidiary of Law Companies Group, Inc.) from 1990 to 1993. Mr. Young was Mayor of the City of Atlanta, Georgia from 1982 to 1990, United States Ambassador to the United Nations from 1977 to 1979, and a member of the House of Representatives of the United States Congress from 1973 to 1977. He has been a director of Delta since 1994, and is a member of the Benefit Funds Investment Committee. Mr. Young is a director of Atlanta Life Insurance Company, Cox Communications, Inc., Film Fabricators, Inc., Host Marriott Corporation and Thomas Nelson, Inc., a member of the Board of Trustees of Howard University and the Georgia Tech Advisory Board, and a director of the Martin Luther King, Jr. Center, the Global Infrastructure Fund and the Center for Global Partnership. He is also Co-Chairman of the Atlanta Committee for the Olympic Games and a member of the Board of the United States Olympic Committee. He will serve as Chairman of the Greater Atlanta Chamber of Commerce in 1996. Age 63.

                       BENEFICIAL OWNERSHIP OF SECURITIES

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Common Stock and, if applicable, ESOP Preferred Stock beneficially owned as of August 31, 1995, by each director of the Company, each executive officer named in the Summary Compensation Table in this proxy statement, and all directors and executive officers of the Company as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

                                                                     SHARES
                                                                  BENEFICIALLY      PERCENT OF CLASS ON
        NAME OF BENEFICIAL OWNER           TITLE OF SECURITIES       OWNED          AUGUST 31, 1995(1)
----------------------------------------  ----------------------  ------------     ---------------------
DIRECTORS
Ronald W. Allen.........................  Common Stock               305,748(2)
                                          ESOP Preferred Stock            86
Edwin L. Artzt..........................  Common Stock                 1,000
Henry A. Biedenharn, III................  Common Stock                20,621(3)
James L. Broadhead......................  Common Stock                 1,000
Edward H. Budd..........................  Common Stock                 2,113
George D. Busbee........................  Common Stock                   100
R. Eugene Cartledge.....................  Common Stock                 1,014
Mary Johnston Evans.....................  Common Stock                 1,000
Gerald Grinstein........................  Common Stock                 1,878
Jesse Hill, Jr. ........................  Common Stock                 1,470(4)
Peter D. Sutherland.....................  Common Stock                   200
Andrew J. Young.........................  Common Stock                   100
EXECUTIVE OFFICERS
Harold C. Alger.........................  Common Stock                28,749(2),(5)
                                          ESOP Preferred Stock            93
Thomas J. Roeck, Jr. ...................  Common Stock               101,646(2)
                                          ESOP Preferred Stock           104
Robert W. Coggin........................  Common Stock                12,487
                                          ESOP Preferred Stock            90
Maurice W. Worth........................  Common Stock                31,371(2)
                                          ESOP Preferred Stock            89
Directors and Executive Officers as a
  Group (20 Persons)....................  Common Stock               757,182(2),(6)               1.5%
                                          ESOP Preferred Stock           786


---------------

(1) Percentage is shown only if greater than 1% of the class. None of the Company's directors or executive officers beneficially owned, as of August 31, 1995, any of the Company's Series C Convertible Preferred Stock or 3.23% Convertible Subordinated Notes due June 15, 2003.
(2) Includes the following number of shares of Common Stock which the following persons or group have the right to acquire within 60 days upon the exercise of stock options: Mr. Allen -- 274,000; Mr. Alger -- 15,000; Mr.
     Roeck -- 94,300; Mr. Worth -- 20,000; and directors and executive officers as a group -- 614,500.
(3) Includes 12,856 shares of Common Stock owned by the Emma Lou Biedenharn Foundation, of which Mr. Biedenharn is a director and trustee; and 7,524 shares of Common Stock owned by Hudson, Inc., over which Mr. Biedenharn has shared voting and investment power.

(4) Excludes 400 shares of Common Stock held by Mr. Hill's spouse as custodian for their minor grandchildren. Mr. Hill disclaims beneficial ownership of these shares.
(5) Excludes 12 shares of Common Stock and 21 shares of ESOP Preferred Stock beneficially owned by Mr. Alger's spouse. Mr. Alger disclaims beneficial ownership of these shares.
(6) Excludes 462 shares of Common Stock and 21 shares of ESOP Preferred Stock beneficially owned by family members of directors and executive officers as to which shares they disclaim beneficial ownership.

BENEFICIAL OWNERS OF MORE THAN 5% OF VOTING STOCK

     The following table sets forth the holdings of the only persons known to the Company to beneficially own more than five percent of any class of the Company's voting securities.

                                                                 AMOUNT AND NATURE       PERCENT OF
            NAME AND ADDRESS                                       OF BENEFICIAL          CLASS ON
          OF BENEFICIAL OWNER                TITLE OF CLASS          OWNERSHIP         AUGUST 31, 1995
----------------------------------------  --------------------   -----------------     ---------------
FMR Corp. ..............................  Common Stock                6,546,722(1)           12.7%
  82 Devonshire Street
  Boston, MA 02109
The Capital Group Companies, Inc........  Common Stock                5,605,200(2)           11.0%
  333 South Hope Street
  Los Angeles, CA 90071
Sanford C. Bernstein & Co., Inc.........  Common Stock                4,823,704(3)            9.4%
  One State Street Plaza
  New York, NY 10004
Wellington Management Company...........  Common Stock                2,759,697(4)            5.4%
  75 State Street
  Boston, MA 02109
Fidelity Management Trust Company.......  ESOP Preferred Stock        6,778,823(5)          100.0%
  82 Devonshire Street                    Common Stock                3,064,699(5)            6.0%
  Boston, MA 02109

---------------

(1) Based on a Schedule 13G dated September 7, 1995, in which FMR Corp. and its Chairman, Edward C. Johnson 3d, reported that, as of August 31, 1995, FMR Corp., Mr. Johnson or their affiliates had sole voting power over 624,169 of such shares, shared voting power over none of such shares and sole dispositive power over all 6,546,722 of such shares. The total includes 508,160 shares which FMR Corp., Mr. Johnson or their affiliates have the right to acquire within 60 days through the conversion of certain convertible securities.
(2) Based on a Schedule 13G dated August 10, 1995, in which The Capital Group Companies, Inc. reported that, as of July 31, 1995, it and its affiliates had sole voting power over 1,150,460 of such shares, shared voting power over none of such shares, and sole dispositive power over all 5,605,200 of such shares. The Capital Group Companies, Inc. disclaims beneficial ownership of all of such shares.
(3) Based on a Schedule 13G dated February 7, 1995, in which Sanford C. Bernstein & Co., Inc. reported that, as of December 31, 1994, it had sole voting power over 2,607,748 of such shares, shared voting power over none of such shares, and sole dispositive power over all 4,823,704 of such shares.
(4) Based on a Schedule 13G dated February 3, 1995, in which Wellington Management Company reported that, as of December 31, 1994, it had sole voting power over none of such shares, shared voting power over 16,973 of such shares, and sole dispositive power over all 2,759,697 of such shares.
(5) These shares are held by Fidelity Management Trust Company as the trustee of the Savings Plan.

THE DELTA FAMILY-CARE SAVINGS PLAN

     Fidelity Management Trust Company is the trustee of the Savings Plan, a qualified defined contribution pension plan under which eligible Delta personnel may contribute a portion of their earnings on a pre-tax or after-tax basis to various investment funds, including a fund invested primarily in Common Stock ("Delta Stock Fund").

     Subject to certain federal tax limitations, during fiscal 1995 Delta contributed 50c to a participant's account for every $1 contributed by that participant, up to 2% of the participant's annual earnings. The Savings Plan contains an employee stock ownership plan ("ESOP") feature pursuant to which a specified amount of the Company's contributions to a participant's account during each Savings Plan year is invested in ESOP Preferred Stock and Common Stock ("Preferred Stock Fund"). At June 30, 1995, there were approximately 56,800 participants in the Savings Plan.

     The Savings Plan provides that shares of ESOP Preferred Stock and Common Stock allocated to a participant's account in the Preferred Stock Fund ("Allocated Shares") will be voted by the trustee in accordance with the participant's confidential voting instructions or, if no voting instructions are received by the trustee, such shares will be voted by the trustee in its discretion. The Savings Plan further provides that shares of ESOP Preferred Stock not yet allocated to any participant's account will be voted by the trustee in proportion to the votes cast with respect to Allocated Shares for which voting instructions are received.

     The Savings Plan provides that shares of Common Stock attributable to a participant's account in the Delta Stock Fund will be voted by the trustee in accordance with the participant's confidential voting instructions or, if no instructions are received by the trustee, such shares will be voted by the trustee in its discretion.

CERTAIN OTHER BENEFICIAL OWNERS

     In fiscal 1990, the Company entered into separate equity cross-purchase agreements with Singapore Airlines Limited ("Singapore Airlines") and Swissair, Swiss Air Transport Company Ltd. ("Swissair"). Pursuant to these agreements, the Company sold 2.5 million shares of Common Stock to each of Singapore Airlines and Swissair, and purchased an equity interest in both of these airlines.

     In their equity cross-purchase agreements with Delta, Singapore Airlines and Swissair have agreed to vote their shares of the Company's voting stock in proportion to the votes cast by the Company's other stockholders or, at Singapore Airlines' or Swissair's election, as recommended by the Company's Board of Directors, until (1) in the case of Singapore Airlines, the earlier of October 25, 1999 or such time as Singapore Airlines ceases to own 2% or more of the Company's outstanding voting power, or (2) in the case of Swissair, July 9, 1999. Singapore Airlines and Swissair have also agreed to certain restrictions on their right to transfer their shares of Common Stock, to acquire additional shares of the Company's voting stock and to seek to affect or influence the control of the Company's management, Board of Directors or business. The Company has agreed to similar voting and other restrictions with respect to its ownership of Singapore Airlines' and Swissair's voting stock.

            OTHER MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Personnel, Compensation & Nominating Committee are Mr. Grinstein, who serves as Chairman, Mr. Broadhead, Mr. Cartledge and Mrs. Evans. None of the members of the Personnel, Compensation & Nominating Committee has any interlocking relationships as defined by the Securities and Exchange Commission.

     Mr. Grinstein was an executive officer from 1985 through March 1987 of Western Air Lines, Inc., which became a wholly owned subsidiary of the Company on December 18, 1986, and was merged into Delta on April 1, 1987.

EMPLOYMENT AGREEMENT

     With the approval of the Board of Directors, the Company in 1987 entered into a contract with Mr. Allen under which he agreed to continue to serve as a senior executive officer of Delta for a term beginning August 1, 1987 and ending on the earlier of July 31, 1997, or the first day of the month following his retirement under the Company's retirement plan.

     This contract further provides for Mr. Allen's employment by the Company as a part-time advisor and consultant for ten years beginning on the earliest of the first day of the month following the date to which the Board of Directors determines that his normal termination date under his contract should be advanced and the part-time advisor and consultant period should begin, his retirement date, or the first day of the month following his complete disability. Compensation during the advisory and consulting period is fixed at a monthly rate of one-third of the greater of Mr. Allen's (1) monthly rate of pay immediately prior to his undertaking the advisory and consulting services, or
(2) average monthly rate of pay determined from the highest sum of his monthly rate of pay during any sixty consecutive months during his last ten years of continuous employment prior to termination of employment. The monthly consulting fee plus Mr. Allen's actual monthly retirement pay effective as of the date of retirement may not exceed 90% of the greater of the monthly rate of pay calculated in (1) or (2) above. All calculations will be based on Mr. Allen's salary of record during the relevant period.

     The contract also states that if Mr. Allen dies after the beginning but before the end of the consulting period 100% of the remaining consulting fees with respect to such period will be paid to his estate, or as he may otherwise specify, at such periods as the Company may determine, but not less often than monthly. If Mr. Allen dies before the beginning of the consulting period, 50%, 60%, or 70% of the consulting fee will be paid, depending on whether he dies with no or one, two, or three or more, respectively, eligible survivors.

LEGAL AND INVESTMENT BANKING SERVICES

     Mr. Busbee is of counsel to the law firm of King & Spalding, which provided certain legal services to the Company in fiscal 1995 and is expected to provide similar services in fiscal 1996.

     Mr. Sutherland has been Chairman and Managing Director of Goldman Sachs International since September 1, 1995, and will become a general partner of The Goldman Sachs Group, L.P. on November 25, 1995. A subsidiary of The Goldman Sachs Group, L.P., Goldman, Sachs & Co., provided certain investment banking services to the Company in fiscal 1995 and is expected to provide similar services in fiscal 1996.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Delta's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities ("Reporting Persons") to file certain reports concerning their beneficial ownership of Delta's equity securities. Delta believes that during fiscal 1995 all Reporting Persons complied with their Section 16(a) filing obligations.

                 PERSONNEL, COMPENSATION & NOMINATING COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     This report of the Personnel, Compensation & Nominating Committee (the "Committee") of the Board of Directors describes the Committee's executive compensation policies. It also describes the basis on which the Committee made fiscal 1995 compensation determinations with respect to the executive officers of the Company.

     As is noted earlier in this proxy statement, the Committee's duties include recommending to the Board the base salary for the Chief Executive Officer, setting the base salaries for all other officers above the level of Vice President, and administering the Company's Incentive Compensation Plan and 1989 Stock Incentive Plan. The Committee also evaluates executive performance and addresses other matters related to executive compensation.

COMPENSATION POLICY AND OVERALL OBJECTIVES

     In determining the amount and components of executive compensation, the Committee's goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance and more closely link the interests of the Company's executives and stockholders. In determining actual compensation levels, the Committee considers all elements of the executive compensation program in total, rather than any one element in isolation. The Committee has selected and retained a professional compensation consulting firm to assist it in evaluating the Company's executive compensation package.

     To enhance the Company's ability to meet the objectives listed above, the Committee believes it is important to consider pay levels and practices at companies with which Delta competes for executives. The results of these market comparisons, and their impact on the program design and pay opportunities for Delta's executive officers are discussed in more detail below. The Committee believes that the Company's future success depends heavily on providing an opportunity for all personnel to achieve market-based pay, key components of which include competitive salaries and performance-based incentive compensation.

     The primary components of the Company's executive compensation package are base salary, incentive compensation and stock-based awards.

DISCUSSION OF PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION

  Base Salary

     When reviewing each executive officer's salary, the Committee considers the executive's performance, responsibilities, experience and expertise, salaries for comparable positions at other companies (as discussed further below), and equity issues relating to pay of other Company executives. In making salary recommendations or decisions, the Committee exercises its discretion and judgment based on these factors. No specific formula is applied to determine the weight of any factor.

     The Committee believes the competitive "market" with respect to its executive officer salary determinations includes transportation and aerospace companies, service companies of a similar size to the Company, and other companies with headquarters in the Atlanta area. In making salary determinations, the Committee also reviews compensation for executive officers at a smaller group of companies comprised only of certain other large domestic airlines.* The Committee considers pay at both groups of companies in making its decisions because it believes that the market for the Company's executives, and thus the relevant competitive data, includes a broader group of companies than the airline group alone. It is the Committee's goal to target base salaries at the 50th percentile level of a combination of these two market groups.

     During fiscal 1995, the Committee increased the salaries for the Company's executive officers (excluding the Chief Executive Officer, whose pay is discussed below); however, such salaries remain well below the 50th percentile of salaries of a combination of the two market groups discussed above. While it believes that the performance of each of the Company's executive officers warranted increases to the targeted level during fiscal 1995, the Committee decided that executive officer salaries should be transitioned to the targeted level over a longer period of time.

  Incentive Compensation Plan

     Consistent with the overall objectives described above, the Incentive Compensation Plan was amended during fiscal 1994 to place greater emphasis on the link between pay and performance. Effective for fiscal year 1995, the amended Plan provides an opportunity for participants to receive an annual cash award based upon the achievement of corporate and individual goals. It enhances the link between pay and performance by tying payments to the achievement of specific, predetermined goals, and motivates participants by clearly communicating the potential rewards for achieving those goals. The amended Plan is similar to plans in effect at virtually all of the companies in both market groups discussed above. The Committee believes the Plan strongly reinforces the performance orientation of the Company's executive compensation philosophy and that it is a critical component of a competitive compensation package.

     For fiscal 1995, payments under the Incentive Compensation Plan for the Company's executive officers were based upon the achievement of a predetermined goal for the Company's pre-tax income for that period. As contemplated by the Plan, this goal and the other provisions discussed below were communicated to the executive officers and other participants in the Plan early in the fiscal year. Executive officers (other than the Chief Executive Officer, whose award is discussed below) were assigned target awards equal to 50% of base salary at the beginning of the fiscal year, without regard to voluntary salary reductions taken by those officers. These target award levels are comparable to those for similar positions in both market groups discussed above. A participant's target award, or a greater or lesser amount, could only be earned based upon the extent to which the pre-tax income goal was met. To provide additional incentive to achieve outstanding performance, payouts under the Plan could reach a maximum of 150% of target amounts if the goal was exceeded. Minimum amounts, at 40% of target, were to be paid only if a specified threshold level of pre-tax income was achieved. No awards would be paid in any event, however, unless the Company achieved a net profit in fiscal 1995, paid dividends to all stockholders, and generated positive operating cash flow after giving effect to such

---------------

* This large domestic airline group is not the same as the group represented in the Standard & Poor's Airline Index referred to on page 21 because that index was revised in July 1994 to substitute Southwest Airlines for United Airlines.

awards. The Committee also retained the discretion to reduce or eliminate awards if in its judgment operation of the Plan would be detrimental to Delta or otherwise inappropriate.

     For fiscal 1995, Delta's pre-tax income was well above the maximum goal set for the year, and this result was a major improvement over the losses incurred over the past several years. The Company's financial results for the year compared favorably with those of its competitors, and the Company met its aggressive cost reduction goals for the year under the Leadership 7.5 program.

     Based on the actual pre-tax income achieved, participants under the Incentive Compensation Plan earned awards at the maximum levels for the fiscal year. In view of the Company's overall performance in relation to its goals and the results of its competitors, the Committee concluded that the maximum awards, calculated pursuant to the Plan formula, should be paid in full. The Plan also includes a provision that allows the Committee to increase an executive officer's award when that officer's performance is judged to be exceptional. One executive officer's award was increased under this provision based on the Committee's determination that his performance during the year was essential to the Company's success in achieving its goals.

  Stock-Based Awards

     The 1989 Stock Incentive Plan is a stock-based incentive compensation plan under which employees selected by the Committee may receive awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. The Company encourages participants to hold the Common Stock received under the Plan so that participants' interests will continue to be aligned with the long-term interests of the Company's stockholders.

     The Committee granted nonqualified stock options to executive officers and other eligible employees in January 1995 at an exercise price per share equal to $52, the closing price of the Common Stock on the New York Stock Exchange on the date of grant. In addition, the Committee also made awards of restricted stock to most Company officers, including the executive officers. The terms of these restricted stock awards are described in footnote 4 to the Summary Compensation Table on page 17. The Committee determined that these awards would further align the long term interests of the executives with the Company's stockholders, and believes the five-year vesting period for the restricted stock awards will enhance the Company's ability to retain these executives.

     The Committee set award sizes with economic values that are above the average values (as a percentage of base salary but not actual dollar values) of long-term awards granted to executives in similar positions at companies in the broader market group discussed above. However, these award sizes are somewhat below the average values (both as a percentage of base salary and actual dollar values) of awards granted to executives in similar positions at the airlines in the large domestic airline group. This approach was intended to reflect, at least in part, that salaries of the Company's executives are well below those of executives in similar positions at the companies in the market groups described above.

     Executive officers received 80% of the economic value of their awards from stock options and the remaining 20% from restricted stock. To determine the number of shares of stock subject to stock options granted to each participant, the Committee used an option pricing model to determine the economic value of the Company's options. To determine the number of shares to grant as restricted stock, the Committee used a valuation methodology to determine the economic value of a share of restricted stock that reflects a discount from stock price due to the vesting restrictions applicable to that award and other factors such as the risk of forfeiture and the time value of money. In making these grants, the Committee also considered other factors, including individual performance and job duties relative to other participants in the Plan. No specific weighting was assigned to any of these factors. Because its primary goal is to ensure that awards are competitive on an annualized basis, the Committee did not consider executive officers' current ownership of Common Stock when making these grants.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

     Section 162(m) of the Internal Revenue Code generally limits to $1 million the annual corporate federal income tax deduction for certain "non-performance based" compensation paid to the chief executive officer or any of the four other highest paid officers of a publicly-held corporation. To qualify as "performance based" under Section 162(m), compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals that are established by a committee of outside directors. In addition, the material terms of the performance goals must be disclosed to and approved by the stockholders, and the committee must certify that the performance goals were achieved.

     The Committee has considered the impact of Section 162(m) on the Company's executive compensation programs, and generally believes that those programs should comply with the applicable rules to ensure that tax deductions for executive pay are preserved. To comply with the new requirements, the Company amended its 1989 Stock Incentive Plan in 1993 to limit the maximum number of shares of Common Stock subject to stock options that can be granted to any one person. The Company's deductions for executive compensation were not impacted by
Section 162(m) during fiscal 1995.

     Because the Internal Revenue Service rules implementing Section 162(m) have not been finalized, the Committee is not presently recommending the Company take further action to qualify other executive pay programs under these rules. The Committee will continue to monitor the applicability of Section 162(m) to the Company's programs, and will determine at a later date what other actions the Company should take to qualify for available tax deductions.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Effective August 15, 1992, Mr. Allen's annual base salary was reduced at his request from $575,000 to $475,000. His base salary has remained at that reduced rate since that time and is reflected in the employment agreement described on page 11 of this Proxy Statement. Based upon market studies of pay levels for chief executive officers at companies in the two market groups discussed above, the Committee believes that Mr. Allen's salary is substantially below the appropriate level for his position, particularly in view of his job performance while faced with difficult industry conditions. However, Mr. Allen has continued to request that his salary not be increased to emphasize to Company personnel the need for significant cost reduction programs at the Company. The Committee has honored this request because it respects Mr. Allen's desire to emphasize to Company personnel the importance of reducing operating costs.

     Under the Incentive Compensation Plan, Mr. Allen's target award for fiscal 1995 was conservatively established at 65% of his base salary as of the beginning of the fiscal year, without regard to his voluntary salary reduction. This target is lower than the average target awards for chief executive officers in each of the market groups discussed above. His actual award was based on the Company's achievement against the pre-tax income goals established by the Committee at the beginning of the fiscal year. Because actual pre-tax income was substantially above the goal established to earn maximum awards, Mr. Allen was entitled to the maximum amount payable under the formula described earlier (150% of his target award). As discussed above, in view of the Company's improvement in comparison to recent years, its favorable performance in relation to its competitors and its achievement in meeting the Company's cost reduction goals for the year, the Committee concluded that the awards calculated pursuant to the Plan formula should be paid in full. In making this decision as it related to Mr. Allen, the Committee considered the importance of Mr. Allen's leadership efforts, particularly with respect to the Leadership 7.5 program. It also considered the financial success Delta achieved for the year, as well as the fact that Mr. Allen's overall compensation remains well below the average of chief executive officers in the two market groups described above.

     In January 1995, the Committee granted Mr. Allen a nonqualified stock option to purchase 89,000 shares of Common Stock and an award of 7,500 shares of restricted stock under the 1989 Stock Incentive Plan. The Committee determined the size and terms of these awards in the same manner as it established the stock option and restricted stock awards to all other employees who received such grants.

Respectfully submitted,

THE PERSONNEL, COMPENSATION & NOMINATING COMMITTEE
Gerald Grinstein, Chairman
James L. Broadhead
R. Eugene Cartledge
Mary Johnston Evans

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid for the last three fiscal years to the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                        -----------------------------------
                                           ANNUAL COMPENSATION                   AWARDS
                                     --------------------------------   -------------------------   PAYOUTS
                                                            OTHER       RESTRICTED    SECURITIES    -------
                                                            ANNUAL        STOCK       UNDERLYING     LTIP      ALL OTHER
                                     SALARY     BONUS    COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   ($)(1)    ($)(2)       ($)(3)        ($)(4)        (#)(5)      ($)(6)       ($)(7)
----------------------------  -----  -------   -------   ------------   ----------   ------------   -------   ------------
Ronald W. Allen.............  1995   475,000   560,625      11,667        390,000       89,000         0         15,876
  Chairman of the Board,      1994   475,000         0       8,528              0       89,000         0         18,512
  President and Chief         1993   487,500         0       7,077              0            0         0         17,639
  Executive Officer
Harold C. Alger.............  1995   287,083   206,250       8,123        145,600       29,000         0         13,061
  Executive Vice              1994   261,250         0       4,713              0       35,400         0         13,416
  President -- Operations     1993   221,833         0       3,001              0            0         0          8,867
Thomas J. Roeck, Jr.........  1995   277,083   206,250       5,518        124,800       22,000         0         12,562
  Senior Vice President --    1994   261,250         0       4,713              0       26,300         0         13,416
  Finance and Chief           1993   263,547         0       3,915              0            0         0         11,803
  Financial Officer
Robert W. Coggin............  1995   269,167   187,500       5,518        124,800       25,500         0         12,562
  Senior Vice President --    1994   213,850         0       4,289              0       26,300         0         12,193
  Marketing                   1993   151,558         0       2,195              0            0         0          7,082
Maurice W. Worth............  1995   251,250   187,500       6,375        124,800       19,500         0         12,064
  Senior Vice President --    1994   198,017         0       3,865              0       20,200         0         11,094
  Personnel                   1993   152,808         0       2,195              0            0         0          7,107

---------------

(1) The amounts in this column reflect reductions from the salaries of record of the named executive officers during fiscal 1995. The salaries of record are set forth on page 20 of this proxy statement.
(2) Represents the amounts, if any, earned under the Company's Incentive Compensation Plan for services rendered during the specified fiscal year. Amounts earned in fiscal 1995 were paid in the first quarter of fiscal 1996.
(3) Represents reimbursement for taxes related to payment of life insurance premiums. None of the named executive officers received compensation in the form of perquisites in excess of the lesser of $50,000 or 10% of the total of his annual salary and bonus.
(4) The value of these awards is based on the closing price of the Common Stock ($52.00) on the New York Stock Exchange ("NYSE") on January 26, 1995, the date of grant. On that date, the Personnel, Compensation & Nominating Committee granted the following number of shares of restricted stock to the following named executive officers: Mr. Allen -- 7,500 shares; Mr.
     Alger -- 2,800 shares; Mr. Roeck -- 2,400 shares; Mr. Coggin -- 2,400 shares; and Mr. Worth -- 2,400 shares. The fiscal 1995 awards of restricted stock will vest on the earlier of January 26, 2000, or the grantee's retirement at or after his normal retirement date except that, if a grantee retires prior to his normal retirement date, 33 1/3% of the restricted stock will vest for each full year after the second full year that has elapsed between the grant date and the early retirement date. In certain circumstances, the award may be subject to forfeiture.

     Cash dividends on restricted stock are reinvested in additional shares of Common Stock and are subject to the same restrictions as the original award. At June 30, 1995, the total number of shares and aggregate value (based on the $73.75 closing price of the Common Stock on the NYSE on June 30, 1995) of restricted stock, including shares acquired with reinvested dividends, of the following named executive officers was: Mr.
     Allen -- 12,665 shares valued at $934,044; Mr. Alger -- 4,350 shares valued at $320,813; Mr. Roeck -- 4,465 shares valued at $329,294; Mr.
     Coggin -- 3,949 shares valued at $291,239; and Mr. Worth -- 4,465 shares valued at $329,294.
(5) Represents the number of stock options awarded under the Company's 1989 Stock Incentive Plan.
(6) The Company does not have a plan which meets the definition of a Long Term Incentive Plan.
(7) In fiscal 1995, the Company paid supplemental group life insurance premiums for the named executive officers as follows: Mr. Allen -- $15,876; Mr. Alger -- $10,061; Mr. Roeck -- $9,562; Mr. Coggin -- $9,562; and Mr.
     Worth -- $9,064. The Company made contributions under the Delta Family-Care Savings Plan, a qualified defined contribution pension plan, for the named executive officers as follows: Mr. Allen -- $0; Mr. Alger -- $3,000; Mr. Roeck -- $3,000; Mr. Coggin -- $3,000; and Mr. Worth -- $3,000.

     The following table sets forth certain information regarding awards of stock options to the named executive officers during fiscal 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               GRANT DATE
                                                       INDIVIDUAL GRANTS(1)                       VALUE
                                      ------------------------------------------------------   -----------
                                       NUMBER OF      % OF TOTAL
                                       SECURITIES    OPTIONS/SARS
                                       UNDERLYING     GRANTED TO    EXERCISE OR                GRANT DATE
                                      OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION     PRESENT
                NAME                   GRANTED(#)    FISCAL YEAR      ($/SH)         DATE      VALUE($)(2)
------------------------------------  ------------   ------------   -----------   ----------   -----------
Ronald W. Allen.....................     89,000          12.4          52.00       1/25/2005    1,945,540
Harold C. Alger.....................     29,000           4.0          52.00       1/25/2005      633,940
Thomas J. Roeck, Jr. ...............     22,000           3.1          52.00       1/25/2005      480,920
Robert W. Coggin....................     25,500           3.5          52.00       1/25/2005      557,430
Maurice W. Worth....................     19,500           2.7          52.00       1/25/2005      426,270

---------------

(1) These stock options were granted under the 1989 Stock Incentive Plan. The exercise price is equal to the closing price of the Common Stock on the NYSE on January 26, 1995, the date of grant. These grants, which do not include SARs, become exercisable on January 26, 1996.
(2) These hypothetical grant date present values were determined using the Black-Scholes model, and include the following material assumptions and adjustments: an option term of ten years; an interest rate of 7.78% representing the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; a volatility rate of 25.4% calculated using daily Common Stock prices for the one-year period prior to the date of grant; a dividend yield of 0.38% representing the current $0.20 per share annualized dividends divided by the fair market value of the Common Stock at the date of grant; and a reduction of approximately 20% to reflect the probability of a shortened option term due to termination of employment due to death, disability or retirement, and a reduction of approximately 4% to reflect the probability of forfeiture due to other termination of employment prior to the option expiration date. The actual value, if any, realized upon the exercise of a stock option will depend on the excess of the market value of the Common Stock on the date the option is exercised over the exercise price.

     The following table sets forth certain information regarding stock options and stock appreciation rights exercised by the named executive officers in fiscal 1995, as well as the number and value of their unexercised in-the-money stock options and stock appreciation rights at June 30, 1995.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                  SHARES       VALUE              FY-END(#)                   AT FY-END($)
                                ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
             NAME               EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Ronald W. Allen...............       0            0        324,000         89,000        3,400,000     1,935,750
Harold C. Alger...............       0            0         60,400         29,000          749,000       630,750
Thomas J. Roeck, Jr...........       0            0         94,300         22,000          774,313       478,500
Robert W. Coggin..............       0            0         60,300         25,500          630,063       554,625
Maurice W. Worth..............       0            0         59,200         19,500          515,000       424,125

                           RETIREMENT AND OTHER PLANS

     The following table shows the estimated annual pension payable to a non-pilot employee (before reduction for Social Security benefits and not accounting for the limitations discussed below), including the persons named in the Summary Compensation Table assuming retirement in fiscal 1995 at the normal retirement age of 65 after selected periods of service under the Delta Family-Care Retirement Plan ("Pension Plan"), a non-contributory defined benefit plan. The benefits in the table would be paid in the form of a joint and 50% survivor annuity.

                               PENSION PLAN TABLE

                                                                   30 OR MORE
FINAL AVERAGE      15 YEARS OF     20 YEARS OF     25 YEARS OF      YEARS OF
   EARNINGS          SERVICE         SERVICE         SERVICE        SERVICE
--------------     -----------     -----------     -----------     ----------
     200,000          60,000          80,000         100,000         120,000
     400,000         120,000         160,000         200,000         240,000
     600,000         180,000         240,000         300,000         360,000
     800,000         240,000         320,000         400,000         480,000
   1,000,000         300,000         400,000         500,000         600,000
   1,200,000         360,000         480,000         600,000         720,000
   1,400,000         420,000         560,000         700,000         980,000

     Final average earnings, for purposes of the Pension Plan, are the average of an employee's annual earnings, based on the employee's salary of record and payments received under the Company's Incentive Compensation Plan or broad-based profit sharing programs, for the 36 consecutive months in the 120-month period immediately preceding retirement which produces the highest average earnings. The annual pension benefit is determined by multiplying final average earnings by 60%, and then reducing such amount for service of less than 30 years and by 50% of the participant's primary Social Security benefit payable to the employee. The 50% Social Security offset is reduced for service of less than 30 years with Delta. For purposes of pension benefits under the Pension Plan and supplemental non-qualified retirement plans discussed below, the current salaries of record and years of service for the persons named in the Summary Compensation Table are as follows: Mr. Allen -- $575,000/31 years; Mr.
Alger -- $300,000/2 years; Mr. Roeck -- $285,000/8 years; Mr.
Coggin -- $285,000/34 years; and Mr. Worth -- $270,000/34 years. The salary of record is not reduced by the pay reductions in effect during fiscal 1993, 1994 and 1995 for non-contract personnel. See the Summary Compensation Table on page 17 for information regarding payments under the Company's Incentive Compensation Plan. Employees designated by the Personnel, Compensation & Nominating Committee are eligible to participate in supplemental, non-qualified retirement plans which provide for benefits which may not be paid under the Pension Plan due to limits on the amount of compensation and benefits for qualified plans established by the Internal Revenue Code of 1986, as amended ("Code"). Messrs. Allen, Alger, Roeck, Coggin and Worth are eligible to receive benefits under these supplemental plans.

     The Delta Family-Care Disability and Survivorship Plan ("Survivorship Plan") for eligible non-pilot personnel provides monthly short term disability and survivorship benefits based on a participant's final average earnings and years of service, and monthly long term disability benefits based on a participant's final average earnings. The Survivorship Plan also provides a lump sum death benefit of up to $50,000. In general, final average earnings, for purposes of the Survivorship Plan, are (1) for purposes of determining benefits during the first six months of disability, the employee's monthly earnings, based on the employee's salary of record at the time of disability, and (2) for other purposes, the average of the employee's monthly earnings, based on the employee's salary of record and payments received under the Company's Incentive Compensation Plan or broad-based profit sharing programs, over specified periods. In the event the employee dies while employed by the Company, the employee's eligible family members are entitled to receive an amount equal to 50%, 60% or 70% of final average earnings (depending upon whether the employee has one, two, or three or more eligible family members, respectively), subject to reduction for service of less than 30 years with Delta and certain benefits payable under Social Security, the Pension Plan and other sources. Any benefits which may not be paid under the Survivorship Plan due to Code limits on the amount of compensation and benefits for such plan, including a post-retirement lump sum death benefit of up to $50,000, are provided under a supplemental plan for employees designated by the Personnel, Compensation & Nominating Committee. Messrs. Allen, Alger, Roeck, Coggin and Worth are eligible to receive benefits under the Survivorship Plan and the supplemental plan.

     Until October 1, 1993, Mr. Alger accrued a benefit under non-contributory qualified retirement plans, and, under certain circumstances, could be eligible for a benefit under a nonqualified retirement plan, for pilot personnel established by the Company pursuant to collective bargaining agreements. The estimated annual pension benefit payable to Mr. Alger under these plans at normal pilot retirement age of 60 and with 25 or more years of service is 60% of his final average earnings under these plans, reduced by 50% of the primary Social Security benefit that would have been payable to him had he retired in 1973 at age 65. The normal form of benefit payment is a joint and 50% survivor annuity; however, the benefit may be paid in a single life annuity with spousal consent. Mr. Alger accrued 27 years of service under these plans. In the event that Mr. Alger's employment is terminated or he retires under circumstances in which his benefits under the Pension Plan or Survivorship Plan are less than they would have been under the corresponding plans for pilot personnel, the Company has agreed that his total benefits will be no less than they would have been if he had remained a pilot until age 60.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Common Stock with the cumulative total returns on two published indices, the Standard & Poor's 500 Stock Index and the Standard & Poor's Airline Index, over the preceding five fiscal years.

                          CUMULATIVE TOTAL RETURNS(1)
                       ON $100 INVESTED ON JUNE 30, 1990

                                   (GRAPH)

      MEASUREMENT PERIOD                                          S&P AIRLINE
    (FISCAL YEAR COVERED)            DELTA          S&P 500        INDEX (2)
6/30/90                                 100.00          100.00          100.00
6/30/91                                  96.00          107.00           89.00
6/30/92                                  77.00          122.00           81.00
6/30/93                                  70.00          138.00           81.00
6/30/94                                  65.00          140.00           74.00
6/30/95                                 107.00          177.00           90.00

(1) Cumulative total return is defined as stock price appreciation plus dividends paid, assuming reinvestment of all such dividends.
(2) The Standard & Poor's Airline Index consists of American Airlines, Delta, Southwest Airlines and USAir.

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Arthur Andersen LLP as independent auditors for the Company for fiscal 1996, subject to ratification by the stockholders. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the selection of independent auditors.

     Arthur Andersen LLP has served as the Company's independent auditors since 1949. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and to respond to questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                   PROPOSAL 3

                 APPROVAL OF NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Board of Directors adopted the Delta Air Lines, Inc. Non-employee Directors' Stock Plan ("Plan") on July 28, 1995, subject to the approval of the stockholders of the Company. Accordingly, at the Annual Meeting the stockholders will be asked to approve the Plan, and the Board recommends that it be approved.

     A description of the terms of the proposed Plan follows. This description is qualified in its entirety by reference to the text of the Plan which is attached to this proxy statement as Appendix A and incorporated herein by reference.

     The Plan is designed to further align the interests of directors and stockholders through increased ownership of Common Stock. The Plan would enable directors who are not also employees of the Company ("Participants") to make a one-time irrevocable election to receive all or a portion of their fees for services as a member of the Board in shares of Common Stock at current market prices. If stockholder approval of the Plan is obtained and certain other conditions are satisfied, the acquisition of Common Stock by Participants will not be treated as a purchase for short-swing profit purposes under Section 16 of the Securities Exchange Act of 1934, as amended. If the Securities and Exchange Commission adopts its proposed new Section 16 rules, Participants will be able to change their elections under the Plan by giving notice at least six months prior to the effective date of the change.

     The effective date of the Plan will be January 1, 1996. The Plan will terminate on December 31, 2005, unless earlier terminated by the Board. The Plan will be administered by the Personnel, Compensation & Nominating Committee. The total number of shares of Common Stock that may be distributed under the Plan will not exceed 250,000 shares, which may be either authorized and unissued shares or treasury shares.

     Shares issuable to a Participant pursuant to the Plan shall be transferred to such Participant as soon as practicable following the date that any such compensation otherwise would have been paid and shall be valued at the closing price of the Common Stock on the New York Stock Exchange ("NYSE") on such regular payment date (or the next preceding business day if there is no such closing price of Common Stock on the NYSE on such date). All shares issued or transferred under the Plan, including fractional shares, shall be held in a book-entry account unless a Participant elects to receive a stock certificate representing the number of whole shares acquired, plus the cash value of any fractional shares at the then current fair market value of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PLAN.

                                   PROPOSAL 4

                              STOCKHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who is the record holder of 50 shares of Common Stock, has given notice that she will introduce the following resolution at the Annual Meeting:

          "RESOLVED: That the stockholders of Delta Air Lines, Inc. assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

             (a) The handing of contribution cards of a single political party to an employee by a supervisor.

             (b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

             (c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

             (d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

             (e) Placing a preponderance of contribution cards of one party at mail station locations."

          "REASONS: The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not Delta)."

     "If you agree, please mark your proxy FOR this resolution."

     THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

     Delta, like all corporations, is subject to many federal and state laws and regulations that govern corporate involvement in partisan political activity, and is committed to full compliance with these laws and regulations.

     Delta encourages its employees to participate voluntarily in civic and community affairs. The Company also respects the right of each employee to exercise lawfully his or her constitutional right to participate independently in the political process.

     Delta's policies, together with federal and state laws and regulations, are more than sufficient to meet the concern raised by this proposal. Accordingly, the Board believes it would serve no purpose for the Company to adopt the proposed resolution.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                                   PROPOSAL 5

                              STOCKHOLDER PROPOSAL

     The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, the beneficial owner of 5,300 shares of Common Stock, has given notice that it will introduce the following resolution at the Annual Meeting:

          "WHEREAS, we believe there is a strong need for corporate commitment to equal employment opportunity. We also believe a clear policy opposing all forms of discrimination is a sign of a socially responsible corporation. Since a substandard equal employment opportunity record leaves a company open to expensive legal action, poor employee morale and even the loss of certain types of business, we believe it is in the company's and shareholders' interests to have information on our company's equal employment record available.

          One of the country's largest institutional investors, the California Public Employees' Retirement System, includes workplace performance guidelines as part of their corporate performance criteria. The Department of Labor's Glass Ceiling Commission has, for the last four years, conducted studies with the help of a number of corporations, and in 1994 held public hearings to ascertain the status of equality and diversity in corporate America. In 1995, the Commission will report to the President its recommendations.

          As a major employer, we are in a position to take the lead in ensuring that employees receive fair employment opportunities and promotions. We believe a report containing the basic information requested in this resolution keeps the issue high on management's and the Board of Directors' agenda, and reaffirms our public commitment to equal employment opportunity and programs responsive to the concerns of all employees. Publicizing our standards is helpful to investors, and the companies with whom we do business.

          We are requesting that EEO information already gathered for the purpose of complying with government regulations be made available to company shareholders on request. The format of the report requested is not the central question. Many corporations openly release their EEO-1 information in annual reports or public interest booklets.

          Different companies use different styles in telling their story to shareholders. Capital Cities/American Broadcasting Company, Bristol-Myers Squibb, and Travelers produced a substantial magazine style report. Campbell Soup produced a straightforward four page document. We feel this request is fair and reasonable.

          "RESOLVED: The shareholders request our company prepare a report at reasonable cost, available to shareholders and employees, reporting on the following issues. This report, which may omit confidential information, shall be available by September 1996.

             1. A chart identifying employees according to their sex and race in each of the nine major Equal Employment Opportunity Commission defined job categories for 1992, 1993, and 1994, listing either numbers or percentages in each category.

             2. A summary description of any Affirmative Action policies and programs to improve performances, including job categories where women and minorities are underutilized.

             3. A description of policies and programs oriented specifically toward increasing the number of managers, who are qualified females and/or belonging to ethnic minorities.

             4. A description of how our company publicizes its affirmative action policies and programs to merchandise suppliers and service providers.

             5. A description of any policies and programs directing the purchase of goods and services to minority and/or female-owned enterprises."

     THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

     The Company is committed to complying with all applicable equal employment opportunity laws and affirmative action regulations. It is Delta's policy not to discriminate against any employee or applicant because of race, color, religion, sex, national origin, age, or disability. Delta also maintains appropriate affirmative action plans. The Company already complies with numerous federal, state and local governmental reporting requirements regarding compliance with equal employment opportunity laws and its affirmative action plans. The preparation and distribution of an additional report will not enhance Delta's commitment to the worthy goal of equal employment opportunity and affirmative action.

     In its resolution, the proponent acknowledges that the requested report seeks "information already gathered for the purpose of complying with government regulations." The preparation and distribution of the proposed report would result in an unnecessary diversion of Company resources at a time when the Company is aggressively cutting costs. For these reasons, the Board of Directors believes that requiring preparation and distribution of a duplicative report would be a poor use of Company resources, and should not be approved by the Company's stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

              SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

     To be considered for inclusion in the Company's 1996 proxy materials under Securities and Exchange Commission regulations, a stockholder proposal must be directed to the Corporate Secretary at the Company's principal executive office address set forth on page one of this Proxy Statement, must be received by the Company not later than May 18, 1996, and must comply in all respects with the applicable Securities and Exchange Commission rules and regulations.

     The following requirements apply to all stockholder proposals other than those included in the Company's proxy materials pursuant to Securities and Exchange Commission rules and regulations.

     The Company's By-Laws require a stockholder proposing to nominate persons for election to the Board of Directors, or to introduce other business, at the annual meeting of stockholders to give timely written notice to the Corporate Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the Company's principal executive offices not less than 55 days nor more than 75 days prior to the annual meeting; provided that if the Board of Directors gives stockholders less than 65 days notice of the annual meeting and makes prior public disclosure of the date of the annual meeting less than 65 days prior to the annual meeting, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the 10th day following the day on which the Board of Directors gave such notice or made such public disclosure of the date of the annual meeting, whichever first occurs.

     The Company's By-Laws further provide that a stockholder's notice proposing to nominate persons for election to the Board of Directors must contain certain information including, but not limited to, information relating to such persons that would be required to be disclosed in proxy solicitations for the election of directors under Securities and Exchange Commission regulations. A stockholder's notice proposing to bring other business before the annual meeting must contain (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the stockholder's name and address; (3) the class and number of shares of the Company's capital stock beneficially owned by the stockholder; and (4) any material interest of the stockholder in such business.

                                 ANNUAL REPORT

     This proxy statement is accompanied, or preceded, by the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1995. The Annual Report, which contains financial and other information regarding the Company, is not incorporated in the proxy statement and is not to be deemed a part of the proxy soliciting material.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which may come before the Annual Meeting. If any matters other than those referred to above should properly come before the meeting, the persons designated by the Board to serve as proxies will have discretionary authority to vote such proxies in accordance with their best judgment.

                             GRAPHICS APPENDIX LIST


                     EDGAR Version                                           Typeset Version
                  --------------------                                     ------------------
Table contains the Performance Graph                     A Performance Graph showing a comparison of five-year
                                                         cumulative total returns among Delta Air Lines, Inc.,
                                                         the Standard & Poor's 500 Stock Index and the
                                                         Standard & Poor's Airline Index appears on page 21.
                                                         The Performance Graph includes hash marks for the
                                                         Base Year ended June 30, 1990 and each of the fiscal years ended June 30, 1991, 1992, 1993, 1994 and 1995 on the X-axis, and hash marks at $40 increments from $0 to $200 on
                                                         the Y-axis.  (The text and numbers used in this graph
                                                         appear on page 21 of the EDGAR Version.)


                                                                      APPENDIX A

                             DELTA AIR LINES, INC.

                       NON-EMPLOYEE DIRECTORS' STOCK PLAN

SECTION 1.  PURPOSE.

     The purpose of the Delta Air Lines, Inc. Non-employee Directors' Stock Plan (the "Plan") is to further strengthen the alignment of interests between members of the Board of Directors (the "Board") of Delta Air Lines, Inc. (the "Company") who are not employees of the Company (the "Participants") and the Company's stockholders through the increased ownership by Participants of shares of the Company's common stock ("Common Stock"). This will be accomplished by allowing Participants to elect voluntarily to receive all or a portion of their fees for services as a member of the Board in shares of Common Stock.

SECTION 2.  ADMINISTRATION.

     The Plan shall be administered by a committee (the "Committee") of three or more individuals appointed by the Board to administer the Plan. The members of the Committee must be members of, and shall serve at the discretion of, the Board. The members of the Committee shall be "disinterested persons" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), or any successor rule or definition adopted by the Securities and Exchange Commission ("Rule 16b-3"), if, in the opinion of counsel for the Company, the absence of "disinterested" administrators would adversely impact the availability of the exemption from Section 16(b) of the Act provided by Rule 16b-3 for any Participant's acquisition of Common Stock under the Plan. The Plan shall initially be administered by the Personnel, Compensation & Nominating Committee of the Board.

     Subject to the provisions of the Plan, the Committee shall have sole and complete authority to construe and interpret the Plan; to establish, amend and rescind appropriate rules and regulations relating to the Plan; to administer the Plan; and to take all such steps and make all such determinations in connection with the Plan as it may deem necessary or advisable to carry out the provisions and intent of the Plan. All determinations of the Committee shall be by a majority of its members, and its determinations shall be final and conclusive for all purposes and upon all persons, including, but without limitation, the Company, the Committee, the Participants and their respective successors in interest.

SECTION 3.  ELIGIBILITY AND PARTICIPATION.

     Participation in the Plan shall be limited to members of the Board who are not employees of the Company.

     A Participant may elect to receive all or a portion of his fees for services as a member of the Board in shares of Common Stock. These fees include, without limitation, the annual retainer, the committee chairperson retainer and any meeting fees for attendance at meetings of the Board and its committees.

     A Participant may join the Plan by providing the Company with written notice of his or her election to participate and the portion and components of his fees for services as a member of the Board that he wishes to receive in shares of Common Stock. This notice shall be effective when received by the Company unless, in the opinion of counsel for the Company, such an effective date would adversely impact the availability of the exemption from Section 16(b) of the Act provided by Rule 16b-3 for any of the Participant's acquisitions of

Common Stock under the Plan, in which event the election shall be effective six months after it is received by the Company.

     A Participant's election to join the Plan shall be irrevocable. Notwithstanding the preceding sentence, a Participant may revoke or change any election by means of a subsequent election in writing that takes effect six months after the subsequent election is received by the Company if, in the opinion of counsel for the Company, such a subsequent election would not adversely impact the availability of the exemption from Section 16(b) of the Act provided by Rule 16b-3 for any of the Participant's acquisitions of Common Stock under the Plan.

SECTION 4.  COMMON STOCK SUBJECT TO THE PLAN.

     The total number of shares of Common Stock reserved and available for distribution under the Plan shall be 250,000, subject to adjustment as herein provided. Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares.

     In the event of any merger, reorganization, consolidation, recapitalization, Common Stock dividend, Common Stock split or other change in corporate structure affecting the Common Stock, the Committee, in its sole discretion, shall make such modifications, substitutions or adjustments as it deems necessary to reflect such change so as to prevent the deletion or enlargement of rights, including, but not limited to, modifications, substitutions or adjustments in the aggregate number of shares reserved for issuance under the Plan.

SECTION 5.  ISSUANCE OF SHARES.

     The number of shares to be received by a Participant under the Plan shall be based on the closing price of the Common Stock on the New York Stock Exchange ("NYSE") on the date the Participant's fees for serving as a member of the Board would otherwise have been paid or, if there is no such closing price on such day, at the closing price of the Common Stock on the NYSE on the next preceding business day.

     All shares issued under the Plan, including fractional shares, shall be held in a book-entry account with the Company's transfer agent unless the Committee designates another person to act in that capacity. Participants may in the alternative elect to receive a stock certificate representing the number of whole shares acquired by notifying the Corporate Secretary of the Company in writing. The Company will make a cash payment to the Participant for any fractional share in lieu of issuing a stock certificate at a price equal to the closing price of the Common Stock on the NYSE on the date the election to receive a stock certificate is received by the Corporate Secretary (or, if there is no closing price of the Common Stock on the NYSE on such date, the closing price of the Common Stock on the NYSE on the next preceding business day), multiplied by such fraction.

     Common Stock acquired under this Plan shall be subject to such other conditions and restrictions, if any, as the Committee may determine.

SECTION 6.  ADDITIONAL PROVISIONS.

     A. The Board or the Committee may, at any time, amend, alter or discontinue the Plan, but no amendment, alteration or discontinuance shall be made which would impair the rights of a Participant with respect to shares of Common Stock theretofore distributed to such Participant under the Plan, without the Participant's consent, or which, without the approval of the Company's stockholders, would cause the Plan not to continue to comply with Rule 16b-3.

     B. With respect to persons subject to Section 16 of the Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 regardless of whether such conditions are set forth in the Plan. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     C. Every recipient of shares pursuant to this Plan shall be bound by the terms and provisions of this Plan, and the acceptance of any transfer of shares pursuant to this Plan shall constitute a binding agreement between the recipient and the Company.

SECTION 7.  DURATION OF THE PLAN.

     The Plan shall become effective as of January 1, 1996, subject to the approval of the Plan by the affirmative votes of a majority of the votes entitled to be cast by the holders of all securities of the Company present, or represented, and entitled to vote at the Company's 1995 annual meeting of stockholders. The Plan will terminate on December 31, 2005 unless an earlier termination date is fixed by the Board or the Committee, provided that no such termination shall affect the prior rights under the Plan of anyone to whom shares have been transferred prior to such termination.

                                                                      APPENDIX B

(FOR INTRACOMPANY  (LOGO) DELTA AIR LINES  CORRESPONDENCE ONLY)

                                                       DATE: September 15, 1995


     TO:  Delta Family-Care Savings Plan Participants

   FROM:  Chairman of the Board, President and Chief Executive Officer

SUBJECT:  DELTA'S 1995 ANNUAL MEETING OF STOCKHOLDERS


Enclosed are the 1995 Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders. As trustee for the Delta Family-Care Savings Plan, Fidelity Management Trust Company is providing the attached Voting Instruction Form for the shares of Delta Common Stock and Series B ESOP Convertible Preferred Stock attributable to your Savings Plan account.

Under the Savings Plan, you have the confidential right to instruct the trustee how to vote these shares at the Annual Meeting, and we strongly encourage you to do so. This may be done by completing and signing the Voting Instruction Form and returning it to the trustee in the envelope provided. Every vote is important.

Delta's Board of Directors recommends a vote "FOR" all nominees, "FOR" Proposals 2 and 3, and "AGAINST" Proposals 4 and 5, as set forth in the Proxy Statement.

Attendance at the Annual Meeting will be limited to stockholders, those holding proxies from stockholders and representatives of the news media. Therefore, if you plan to attend, it is important that you retain the admission ticket on the reverse of this document and present it for admission to the Annual Meeting.
IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE VOTING INSTRUCTION FORM.



                                                 /s/ Ronald W. Allen
                                                     ---------------
                                                     Ronald W. Allen



DETACH AND RETURN VOTING INSTRUCTION FORM; RETAIN ADMISSION TICKET ON REVERSE
                                     SIDE

--------------------------------------------------------------------------------
[  ]Please mark your votes by FILLING IN        DELTA FAMILY-CARE SAVINGS PLAN
    the appropriate box, using blue or black       VOTING INSTRUCTION FORM
    ink or dark pencil.  Do not use red ink.


 / DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3./

                                                                                    FOR ALL           WITHHOLD
                                                                                    nominees          AUTHORITY
                                                                                   (except as      to vote for all
                                                                                   indicated       nominees listed
                                                                                     below)             below
1.  Election of Directors.                                                             [ ]                [ ]
NOMINEES FOR DIRECTOR:
Ronald W. Allen, Edwin L. Artzt, Henry A. Biedenharn, III, James L. Broadhead,
Edward H. Budd, George D. Busbee, R. Eugene Cartledge, Mary Johnston Evans,
Gerald Grinstein, Jesse Hill, Jr., Peter D. Sutherland and Andrew J. Young.

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

-------------------------------------------------

2.  PROPOSAL to ratify the appointment of Arthur Andersen LLP as independent           FOR             AGAINST               ABSTAIN
    auditors for fiscal year 1996.                                                     [ ]                [ ]                  [ ]

3.  PROPOSAL to approve the Non-employee Directors' Stock Plan.                        [ ]                [ ]                  [ ]

/DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4 AND 5./

4.  PROPOSAL by a stockholder relating to political activities.                        [ ]                [ ]                  [ ]

5.  PROPOSAL by a stockholder relating to employment matters.                          [ ]                [ ]                  [ ]


                                                                      / I PLAN TO ATTEND THE MEETING OF STOCKHOLDERS.          [ ]/

                               ADMISSION TICKET


If you plan to attend the 1995 Annual Meeting of Stockholders, please mark the appropriate box on the Voting Instruction Form. Please present this ticket to the Delta Air Lines representative at the entrance to the Annual Meeting to be admitted. Only the stockholder whose name(s) appears on this ticket will be admitted.

                                       Delta Air Lines, Inc.
                                       Annual Meeting of Stockholders
                                       Thursday, October 26, 1995, 9:00 a.m.
                                       Thomas B. Murphy Ballroom
                                       Georgia World Congress Center
                                       285 International Boulevard, N.W.
                                       Atlanta, Georgia


                                DO NOT DETACH
--------------------------------------------------------------------------------

CONDUCT OF MEETING

In fairness to all stockholders attending the 1995 Annual Meeting of Stockholders and in the interest of an orderly and constructive meeting, the following procedures will apply:

1. Proposals will be presented in the order in which they appear in the Proxy Statement. Presentations by proponents and supporters of qualified stockholder proposals may not exceed a total of five minutes. Questions about any proposal under consideration should be limited to two minutes.

2. Questions or comments concerning any issue raised during the general stockholder question and comment period should be relevant to matters of interest to stockholders and will be limited to three minutes.

3. The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without Delta's prior permission. For security reasons, packages and briefcases will not be allowed in the Annual Meeting. Facilities for checking such articles will be available.


                 DIRECTIONS TO GEORGIA WORLD CONGRESS CENTER

FROM SOUTH OF ATLANTA                                                               MARTA RAPID TRANSIT SERVICE IS AVAILABLE
(INCLUDING HARTSFIELD ATLANTA INTERNATIONAL AIRPORT):                               THROUGHOUT ATLANTA ($1.50 FARE)
Take Interstate 75/85 North to Exit 100-Spring Street/West Peachtree Street         FROM HARTSFIELD ATLANTA INTERNATIONAL AIRPORT:
Follow Techwood Drive to Georgia World Congress Center signs                        Take northbound train to Five Points Station
                                                                                    Exit and transfer to westbound train
FROM NORTH OF ATLANTA:                                                              Exit at Omni Station
Take Interstate 75/85 South to Exit 99-Williams Street
Follow Georgia World Congress Center signs


DUE TO CONSTRUCTION ACTIVITY RELATED TO THE 1996 OLYMPIC GAMES, DETOURS ARE LIKELY TO OCCUR. TEMPORARY SIGNS WILL DIRECT YOU TO THE GEORGIA WORLD CONGRESS CENTER PARKING DECKS ($6 PARKING FEE).

            DETACH VOTING INSTRUCTION FORM; RETAIN ADMISSION TICKET

--------------------------------------------------------------------------------

                        DELTA FAMILY-CARE SAVINGS PLAN
                            VOTING INSTRUCTION FORM

THIS VOTING INSTRUCTION FORM IS PROVIDED BY FIDELITY MANAGEMENT TRUST COMPANY, AS TRUSTEE FOR THE DELTA FAMILY-CARE SAVINGS PLAN, for the Annual Meeting of Stockholders. The shares of Delta Stock attributable to your Savings Plan account will be voted as you direct. If no directions are specified, shares attributable to your account will be voted in accordance with the terms of the Savings Plan.

Pursuant to the Savings Plan, I instruct the Savings Plan Trustee to vote the shares of Series B ESOP Convertible Preferred Stock and Common Stock of Delta attributable to my Savings Plan account at the Annual Meeting of Stockholders of Delta Air Lines, Inc., to be held in the Thomas B. Murphy Ballroom of the Georgia World Congress Center, 285 International Boulevard, N.W., Atlanta, Georgia, on Thursday, October 26, 1995 at 9:00 a.m., local time, or any adjournments thereof, as indicated on the reverse of this form.

This instruction, if properly executed and delivered, will revoke all prior instructions. I hereby acknowledge receipt of Delta's Proxy Statement dated September 15, 1995.

                                          Please sign EXACTLY as your name(s)
                                          appears hereon. When signing as
                                          administrator, attorney, executor,
                                          guardian or trustee, please give your
                                          full title.

                                          PLEASE, DATE, SIGN AND MAIL THIS
                                          VOTING INSTRUCTION FORM IN THE
                                          ACCOMPANYING ENVELOPE.  NO POSTAGE
                                          IS REQUIRED IF MAILED IN THE UNITED
                                          STATES.

                                          Date                      , 1995
                                              ----------------------


                                          --------------------------------------
                                                      Signature(s)

                                                                     APPENDIX C

                   [LOGO] Delta Air Lines

P                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                   DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
R ON OCTOBER 26, 1995, OR ANY ADJOURNMENTS THEREOF. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THE
O                  STOCKHOLDER(S).
                   The undersigned hereby appoints Ronald W. Allen, Mary
X Johnston Evans and Jesse Hill, Jr., jointly and severally with full power of substitution to each, or, instead of any
Y of them,______________________ , as proxies for and on behalf of the undersigned, to attend the Annual Meeting of Stockholders of Delta Air Lines, Inc., to be held in the Thomas B. Murphy Ballroom of the Georgia World Congress Center, 285 International Boulevard, N.W., Atlanta, Georgia, on Thursday, October 26,1995 at 9:00 a.m., local time, or any adjournments thereof, and to vote as directed below all stock of this Company which the undersigned would be entitled to vote if personally present.
                   BY ACCEPTANCE, THE PROXIES NAMED ABOVE AGREE THAT THIS
                   PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER GIVING THIS PROXY. IF NO DIRECTIONS ARE SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL 12 NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1996, FOR APPROVAL OF THE NON-EMPLOYEE DIRECTORS' STOCK PLAN AND AGAINST PROPOSALS 4 AND 5, ALL AS SET FORTH ON THE REVERSE. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF, AS SET OUT IN THE PROXY STATEMENT DATED SEPTEMBER 15, 1995, RECEIPT OF WHICH IS ACKNOWLEDGED. THIS PROXY, IF PROPERLY EXECUTED AND DELIVERED, WILL REVOKE ALL PRIOR PROXIES.

                   NOMINEES FOR DIRECTOR:
                   Ronald W. Allen, Edwin L. Artzt, Henry A. Biedenharn,
                   III, James L. Broadhead, Edward H. Budd, George D. Busbee,
                   R. Eugene Cartledge, Mary Johnston Evans, Gerald Grinstein, Jesse Hill, Jr., Peter D. Sutherland and Andrew J. Young.


--------------------------------------------------------------------------------
            DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET

                              ADMISSION TICKET


If you plan to attend the 1995 Annual Meeting of Stockholders, please mark the appropriate box on the reverse of the Proxy Card. Please present this ticket to the Delta Air Lines representative at the entrance to the Annual Meeting to be admitted. Only the stockholder or the person holding a proxy from the stockholder whose name(s) appears on this ticket will be admitted.






                                DO NOT DETACH
--------------------------------------------------------------------------------


CONDUCT OF MEETING
In fairness to all stockholders attending the 1995 Annual Meeting of Stockholders and in the interest of an orderly and constructive meeting, the following procedures will apply:

1. Proposals will be presented in the order in which they appear in the Proxy Statement. Presentations by proponents and supporters of qualified stockholder proposals may not exceed a total of five minutes. Questions about any proposal under consideration should be limited to two minutes.

2. Questions or comments concerning any issue raised during the general stockholder question and comment period should be relevant to matters of interest to stockholders and will be limited to three minutes.

3. The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without Delta's prior permission. For security reasons, packages and briefcases will not be allowed in the Annual Meeting. Facilities for checking such articles will be available.


       Please mark your                                                                                              |        0299
[ X ]  votes as in this                                                                                              |_______
       example.

                The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.
------------------------------------------------------------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.
------------------------------------------------------------------------------------------------------------------------------------
                               FOR             WITHHOLD                                          FOR      AGAINST     ABSTAIN
    1.  Election of                                             2.  PROPOSAL to ratify the
        Directors.             [  ]              [  ]               appointment of Arthur        [  ]      [  ]        [  ]
        (see reverse)                                               Andersen LLP as
                                                                    independent auditors
Withhold authority to vote for the following nominee(s) only:       for fiscal year 1996.
                                                                3.  PROPOSAL to
                                                                    approve the                  [  ]      [  ]        [  ]
                                                                    Non-employee
-------------------------------------------------------------       Directors' Stock Plan.
------------------------------------------------------------------------------------------------------------------------------------
        The Board of Directors recommends a vote AGAINST Proposals 4 and 5.
------------------------------------------------------------------------------------------------------------------------------------
                                  FOR       AGAINST     ABSTAIN
4.  PROPOSAL by a
    stockholder relating          [  ]       [  ]        [  ]
    to political activities.

5.  PROPOSAL by a
    stockholder relating          [  ]       [  ]        [  ]
    to employment matters.
------------------------------------------------------------------------------------------------------------------------------------
    I plan to attend the Annual
    Meeting of Stockholders       [  ]


PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE
ACCOMPANYING ENVELOPE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
Please sign EXACTLY as your name(s) appears hereon. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the signer is a corporation or partnership, please sign full corporate or partnership name by duly authorized officer or person. If shares are held jointly, each joint owner should sign.


------------------------------------------------------------------------------


------------------------------------------------------------------------------
  SIGNATURE(S)                                            DATE

------------------------------------------------------------------------------------------------------------------------------------
                                      DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET

                                                         ADMISSION TICKET


                                                                       DELTA AIR LINES, INC.
                                                                       ANNUAL MEETING OF STOCKHOLDERS
                                                                       Thursday, October 26, 1995, 9:00 a.m.
                                                                       Thomas B. Murphy Ballroom
                                                                       Georgia World Congress Center
                                                                       285 International Boulevard, N.W.
                                                                       Atlanta, Georgia



                                                          DO NOT DETACH
------------------------------------------------------------------------------------------------------------------------------------
                                           DIRECTIONS TO GEORGIA WORLD CONGRESS CENTER


FROM SOUTH OF ATLANTA                                                              MARTA RAPID TRANSIT SERVICE IS AVAILABLE
(including Hartsfield Atlanta International Airport):                              THROUGHOUT ATLANTA ($1.50 FARE)
Take Interstate 75/85 North to Exit 100-Spring Street/W. Peachtree Street          FROM HARTSFIELD ATLANTA INTERNATIONAL AIRPORT:
Follow Techwood Drive to Georgia World Congress Center signs                       Take northbound train to Five Points Station
                                                                                   Exit and transfer to westbound train
FROM NORTH OF ATLANTA:                                                             Exit at Omni Station
Take Interstate 75/85 South to Exit 99-Williams Street
Follow Georgia World Congress Center signs



                   Due to construction activity related to the 1996 Olympic Games, detours are likely to occur.
             Temporary signs will direct you to the Georgia World Congress Center parking decks ($6.00 parking fee).



                                                                    APPENDIX D


--------------------------------------------------------------------------------
                              ADMISSION TICKET
--------------------------------------------------------------------------------


                             Delta Air Lines, Inc.
                         Annual Meeting of Stockholders
                     Thursday, October 26, 1995, 9:00 a.m.
                           Thomas B. Murphy Ballroom
                         Georgia World Congress Center
                       285 International Boulevard, N.W.
                                Atlanta, Georgia

PLEASE PRESENT THIS TICKET TO THE DELTA AIR LINES REPRESENTATIVE AT THE ENTRANCE TO THE ANNUAL MEETING.


---------------------------------------------------------
NAME

---------------------------------------------------------


---------------------------------------------------------
ADDRESS

---------------------------------------------------------
CITY                        STATE          ZIP CODE


Registered Stockholder
                                  ---------

Employee Stockholder
                                  ---------

Beneficial Owner
                         ---------

Press
                         ---------

Other
                         ---------

--------------------------------------------------------------------------------
                                 DO NOT DETACH

CONDUCT OF MEETING
In fairness to all stockholders attending the 1995 Annual Meeting of Stockholders and in the interest of an orderly and constructive meeting, the following procedures will apply:

1. Proposals will be presented in the order in which they appear in the Proxy Statement. Presentations by proponents and supporters of qualified stockholder proposals may not exceed a total of five minutes. Questions about any proposal under consideration should be limited to two minutes.
2. Questions or comments concerning any issue raised during the general stockholder question and comment period should be relevant to matters of interest to stockholders and will be limited to three minutes.
3. The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without Delta's prior permission. For security reasons, packages and briefcases will not be allowed in the Annual Meeting. Facilities for checking such articles will be available.


DIRECTIONS TO GEORGIA WORLD CONGRESS CENTER

FROM SOUTH OF ATLANTA (INCLUDING HARTSFIELD ATLANTA INTERNATIONAL AIRPORT):
Take Interstate 75/85 North to Exit 100-Spring Street/West Peachtree Street Follow Techwood Drive to Georgia World Congress Center signs

FROM NORTH OF ATLANTA:
Take Interstate 75/85 South to Exit 99-Williams Street
Follow Georgia World Congress Center signs

DUE TO CONSTRUCTION ACTIVITY RELATED TO THE 1996 OLYMPIC GAMES, DETOURS ARE LIKELY TO OCCUR. TEMPORARY SIGNS WILL DIRECT YOU TO THE GEORGIA WORLD CONGRESS CENTER PARKING DECKS ($6.00 PARKING FEE).

MARTA RAPID TRANSIT SERVICE IS AVAILABLE THROUGHOUT ATLANTA ($1.50 FARE). FROM HARTSFIELD ATLANTA INTERNATIONAL AIRPORT:
Take northbound train to Five Points Station
Exit and transfer to westbound train
Exit at Omni Station

                      RETAIN THIS PORTION FOR READMISSION

                                                                    APPENDIX E


--------------------------------------------------------------------------------
                              ADMISSION TICKET
--------------------------------------------------------------------------------


                             Delta Air Lines, Inc.
                         Annual Meeting of Stockholders
                     Thursday, October 26, 1995, 9:00 a.m.
                           Thomas B. Murphy Ballroom
                         Georgia World Congress Center
                       285 International Boulevard, N.W.
                                Atlanta, Georgia

Please present this ticket to the Delta Air Lines representative at the entrance to the Annual Meeting.


---------------------------------------------------------
NAME

---------------------------------------------------------


---------------------------------------------------------
ADDRESS

---------------------------------------------------------
CITY                        STATE          ZIP CODE


--------------------------------------------------------------------------------
                                 DO NOT DETACH

CONDUCT OF MEETING
In fairness to all stockholders attending the 1995 Annual Meeting of Stockholders and in the interest of an orderly and constructive meeting, the following procedures will apply:

1. Proposals will be presented in the order in which they appear in the Proxy Statement. Presentations by proponents and supporters of qualified stockholder proposals may not exceed a total of five minutes. Questions about any proposal under consideration should be limited to two minutes.
2. Questions or comments concerning any issue raised during the general stockholder question and comment period should be relevant to matters of interest to stockholders and will be limited to three minutes.
3. The use of cameras, sound recording equipment, communication devices, or any other similar equipment is prohibited without Delta's prior permission. For security reasons, packages and briefcases will not be allowed in the Annual Meeting. Facilities for checking such articles will be available.

                  DIRECTIONS TO GEORGIA WORLD CONGRESS CENTER

FROM SOUTH OF ATLANTA (INCLUDING HARTSFIELD ATLANTA INTERNATIONAL AIRPORT):
Take Interstate 75/85 North to Exit 100-Spring Street/West Peachtree Street Follow Techwood Drive to Georgia World Congress Center signs

FROM NORTH OF ATLANTA:
Take Interstate 75/85 South to Exit 99-Williams Street
Follow Georgia World Congress Center signs

DUE TO CONSTRUCTION ACTIVITY RELATED TO THE 1996 OLYMPIC GAMES, DETOURS ARE LIKELY TO OCCUR. TEMPORARY SIGNS WILL DIRECT YOU TO THE GEORGIA WORLD CONGRESS CENTER PARKING DECKS ($6.00 PARKING FEE).

MARTA RAPID TRANSIT SERVICE IS AVAILABLE THROUGHOUT ATLANTA ($1.50 FARE). FROM HARTSFIELD ATLANTA INTERNATIONAL AIRPORT:
Take northbound train to Five Points Station
Exit and transfer to westbound train
Exit at Omni Station

                      RETAIN THIS PORTION FOR READMISSION